Exhibit 4.1

AMENDED AND RESTATED INITIAL PURCHASE MONEY NOTE

PRINCIPAL OF, AND INTEREST ON, THIS PURCHASE MONEY NOTE IS PAYABLE PERIODICALLY AS SET FORTH HEREIN AND IN THE CUSTODIAL AND PAYING AGENCY AGREEMENT. ACCORDINGLY, THE OUTSTANDING PRINCIPAL OF THIS PURCHASE MONEY NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF, AND ACCRUED INTEREST HEREON MAY HAVE BEEN PAID TO THE MOST RECENT DISTRIBUTION DATE. ANY PERSON ACQUIRING THIS PURCHASE MONEY NOTE MAY ASCERTAIN ITS CURRENT PRINCIPAL AMOUNT, AND THE DATE TO WHICH ACCRUED INTEREST HEREON HAS BEEN PAID, BY INQUIRY OF THE PAYING AGENT.

THE FAILURE TO PROVIDE THE COMPANY OR THE PAYING AGENT WITH THE APPLICABLE U.S. FEDERAL INCOME TAX CERTIFICATIONS (GENERALLY, AN INTERNAL REVENUE SERVICE FORM W-9 (OR SUCCESSOR APPLICABLE FORM) IN THE CASE OF A PERSON THAT IS A “UNITED STATES PERSON” WITHIN THE MEANING OF SECTION 7701(A)(30) OF THE INTERNAL REVENUE CODE OR AN APPROPRIATE INTERNAL REVENUE SERVICE FORM W-8 (OR SUCCESSOR APPLICABLE FORM) IN THE CASE OF A PERSON THAT IS NOT A “UNITED STATES PERSON” WITHIN THE MEANING OF SECTION 7701(A)(30) OF THE INTERNAL REVENUE CODE) MAY RESULT IN THE IMPOSITION OF U.S. FEDERAL BACK-UP WITHHOLDING UPON PAYMENTS TO THE HOLDER IN RESPECT OF THIS PURCHASE MONEY NOTE.

EXCEPT AS OTHERWISE INDICATED IN THE CUSTODIAL AND PAYING AGENCY AGREEMENT, INTERESTS IN THIS PURCHASE MONEY NOTE MUST BE HELD IN MINIMUM DENOMINATIONS OF U.S.$250,000 AND INTEGRAL MULTIPLES OF U.S.$10,000 IN EXCESS THEREOF.

THIRTY-SIX BILLION SEVENTY-ONE MILLION EIGHT HUNDRED SIXTEEN THOUSAND ONE HUNDRED SEVENTEEN AND 12/100 DOLLARS

$36,071,816,117.12	March 27, 2023

FOR VALUE RECEIVED, First-Citizens Bank & Trust Company, a North Carolina state-chartered bank (herein referred to as the “Issuer” and in other PA Financing Transaction Documents as the “Company”), hereby unconditionally promises to pay to the order of the Federal Deposit Insurance Corporation (in any capacity, the “FDIC”), as receiver for Silicon Valley Bridge Bank, National Association (the FDIC, in such capacity, the “Receiver”), or its successors and registered assigns (the “Note Holder”), the principal sum of $36,071,816,117.12 (Thirty-Six Billion Seventy-One Million Eight Hundred Sixteen Thousand One Hundred Seventeen and 12/100 United States Dollars), and interest thereon at the rates and at the times provided herein.

The principal and interest on this Purchase Money Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. This Purchase Money Note is one of the Purchase Money Notes referred to in, and is entitled to the security, protections and benefits afforded by, (i) that certain Security Agreement dated as of March 27, 2023 by and among the Issuer, the Receiver, as Notes Designee and as Collateral Agent (as amended, supplemented or restated from time to time, the “Security Agreement”), and (ii) that certain Custodial and Paying Agency Agreement dated as of March 27, 2023 by and among the Issuer as Company, as Debtor and as Custodian, the Receiver as Notes Designee and as Collateral Agent, and U.S. Bank Trust Company, National Association as Paying Agent (as amended, supplemented or restated from time to time, the “Custodial and Paying Agency Agreement”). This Purchase Money Note is fully recourse to the Issuer. Unless otherwise defined herein, capitalized terms used in this Purchase Money Note have the meanings provided in, or by reference in, the Custodial and Paying Agency Agreement or, if not defined in the Custodial and Paying Agency Agreement, the Security Agreement.

The entire outstanding principal amount of this Purchase Money Note together with all accrued and unpaid interest thereon shall be due and payable on March 27, 2028 (the “Maturity Date”), or such earlier date as such amount shall become due and payable pursuant to the terms of this Purchase Money Note.

The Issuer will pay interest in arrears on this Purchase Money Note at the Note Interest Rate (defined below) on each Distribution Date and on the Maturity Date on the principal amount of this Purchase Money Note outstanding from time to time. On the initial Distribution Date, interest will be due and payable for the period commencing on and including the Closing Date, through and including the day immediately preceding such Distribution Date, and on each subsequent Distribution Date interest will be due and payable for the period commencing on and including the immediately preceding Distribution Date, through and including the day immediately preceding such subsequent Distribution Date, and on the Maturity Date interest will be due and payable for the period commencing on and including the immediately preceding Distribution Date, through and including the day immediately preceding such Maturity Date. Interest payable on each Distribution Date (other than the initial Distribution Date and the Maturity Date) will be calculated on the basis of a 360-day year consisting of twelve 30-day months, and interest payable on the initial Distribution Date or on the Maturity Date will be calculated on the basis of a 360-day year and the actual number of days elapsed; provided, that in the event of any voluntary prepayment on a date other than a Distribution Date, interest payable on the principal amount of such voluntary prepayment will be calculated on the basis of a 360-day year and the actual number of days elapsed. As used herein, “Note Interest Rate” shall mean a rate per annum equal to three and one-half percent (3.50%). Notwithstanding the foregoing, to the fullest extent permitted by applicable Law, to the extent accrued interest under this Purchase Money Note is not paid in full on any Distribution Date or on the Maturity Date, or the principal of this Purchase Money Note, or any other amount payable by the Issuer under this Purchase Money Note, is not paid when due, such overdue amount will (without limitation of the rights or remedies of the Note Holder, the Notes Designee or the Collateral Agent with respect to such default) accrue interest until paid at the Note Interest Rate plus 2% per annum (calculated on the same basis as non-default interest for the related period). Interest hereunder shall continue to accrue after the commencement by or against the Issuer of any proceeding under any Debtor Relief Law naming the Issuer as a debtor therein, regardless of whether such interest is an allowed claim in such proceeding.

In connection with the settlement process under the Purchase and Assumption Agreement, the Initial Purchase Money Note is being exchanged for and replaced by this Amended and Restated Initial Purchase Money Note. On the Document Effective Date, the Issuer will pay directly to the Note Holder a one-time interest payment of $24,383,816.66 (the “Note Interest True-up Amount”). Each of the Issuer and the Note Holder agree that the Note Interest True-up Amount represents additional interest owed by the Issuer to the Note Holder to account for the difference in principal between the Initial Purchase Money Note and this Amended and Restated Initial Purchase Money Note for the period beginning on and including the Closing Date and ending on the day prior to the Document Effective Date. The Paying Agent shall have no duty or responsibility to pay any Note Interest True-Up Amount to any Note Holder. If after the Document Effective Date the Note Holder is required to make any payment to the Issuer pursuant to the settlement process under the Purchase and Assumption Agreement (a “Settlement Payment”), the Note Holder shall have the option of either making such Settlement Payment in cash or setting off such Settlement Payment against the principal of this Amended and Restated Initial Purchase Money Note. In the event that the Note Holder elects to make a Settlement Payment in cash, the Note Holder shall provide written notice to the Paying Agent and the Issuer setting forth the amount of the Settlement Payment and the date of such deposit and shall make such Settlement Payment to the Paying Agent for deposit in the Distribution Account for disbursement by the Paying Agent as a prepayment of principal of this Amended and Restated Initial Purchase Money Note in accordance with the provisions of first paragraph of Section 3.3 of the Custodial and Paying Agency Agreement. In the event that the Note Holder elects to set off a Settlement Payment against the principal of this Amended and Restated Initial Purchase Money Note, the Note Holder shall promptly send notice thereof to the Issuer and the Paying Agent, and the outstanding principal amount of this Amended and Restated Initial Purchase Money Note shall be reduced as of the date such Settlement Payment became due by the amount set off by the Note Holder with respect thereto.

Notwithstanding anything to the contrary in the Custodial and Paying Agency Agreement and except as otherwise provided herein, any and all payments by the Issuer to or for the account of the Note Holder or its successors and assigns, including any person that holds a participatory interest in this Purchase Money Note (the Note Holder, its successors and assigns, and any person that holds a participatory interest in this Purchase Money Note is referred to herein as a “Participating Holder”), on this Purchase Money Note shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto (collectively “Taxes”), except as required by any Law. If the Issuer shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under this Purchase Money Note to a Participating Holder, (i) the Issuer shall make such deductions (to the extent not deducted by the Paying Agent under the Custodial and Paying Agency Agreement, if applicable), (ii) if such Tax is an Indemnified Tax (as defined below), then an additional amount shall be payable (such additional amount, a “Withholding Tax Gross-Up Payment”) so that after making all required deductions (including deductions applicable to the Withholding Tax Gross-Up Payment), the Participating Holder receives the amount equal to the sum it would have received had no such deductions been made, (iii) the Issuer shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the Issuer shall furnish to such Participating Holder the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Participating Holder. An “Indemnified Tax” in the case of each Participating Holder, is any Tax other than the following: (A) Taxes imposed on or measured by its net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the laws of which such Participating Holder, as the case may be, is organized, is a resident of, maintains a lending office or is otherwise engaged in trade or business, and all liabilities (including additions to tax, penalties and interest) with respect thereto; (B) any Taxes that are solely attributable to such Participating Holder’s failure to deliver a Withholding Certificate (as defined below) in accordance with the terms hereof; (C) any withholding Taxes imposed on amounts payable to a Participating Holder at the time such Participating Holder acquires an interest in this Purchase Money Note, except to the extent that such Participating Holder’s assignor (if any) was entitled, at the time of assignment, to receive a Withholding Tax Gross-Up Payment from the Issuer with respect to such Taxes pursuant to this paragraph, and (D) any withholding Taxes imposed under Section 1471 through 1474 of the Internal Revenue Code of 1986, and any current or future regulations or official interpretations thereof. If the Issuer fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to any Participating Holder the required receipts or other required documentary evidence, the Issuer shall indemnify such Participating Holder for any incremental taxes, interest or penalties that may become payable by such Participating Holder arising out of such failure to the extent that such amounts were previously not paid to such Participating Holder.

Notwithstanding anything to the contrary in the Custodial and Paying Agency Agreement, the Issuer agrees to indemnify each Participating Holder for (i) the full amount of Indemnified Taxes (including any Taxes imposed or asserted by any jurisdiction on a Withholding Tax Gross-Up Payment) paid by such Participating Holder and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority; provided that such Participating Holder provides the Issuer with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payments required pursuant to the preceding sentence shall be made within thirty (30) days after the date such Participating Holder makes a demand therefor.

Any Participating Holder that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments hereunder shall deliver to the Issuer such properly completed and executed documentation in a form reasonably acceptable to the Issuer as will permit such payments to be made without withholding or at a reduced rate of withholding (any such documentation, a “Withholding Certificate”). In addition, a Participating Holder shall deliver such Withholding Certificates promptly upon the invalidity of any Withholding Certificate previously delivered by such Participating Holder. A Participating Holder shall promptly notify the Issuer at any time it determines that any previously delivered Withholding Certificate no longer applies. Notwithstanding anything to the contrary in this paragraph, the completion, execution and submission of such documentation shall not be required if in the Participating Holder’s reasonable judgment such completion, execution or submission would subject such Participating Holder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Participating Holder.

This Purchase Money Note is subject to prepayment, and shall be prepaid, from time to time in accordance with the terms of the Custodial and Paying Agency Agreement.

The Note Holder, by acceptance of this Purchase Money Note, covenants and agrees that no recourse may be taken, directly or indirectly, with respect to the rights of the Issuer pursuant to the Custodial and Paying Agency Agreement or any other PA Financing Transaction Document or under any certificate or other writing delivered in connection therewith, against the Paying Agent or its Affiliates.

Payments on this Purchase Money Note shall be made in accordance with the terms of the Custodial and Paying Agency Agreement.

This Purchase Money Note is a registered note and may be transferred only in accordance with the terms of the Custodial and Paying Agency Agreement.

Replacement of this Purchase Money Note in certain circumstances (including destruction, loss or theft of this Purchase Money Note) and under certain conditions shall be made in accordance with the terms of the Custodial and Paying Agency Agreement.

The Issuer, the Paying Agent and any agent of the Issuer or the Paying Agent shall treat the Person in whose name this Purchase Money Note is registered on the Notes Register on the applicable Record Date as the owner of such Purchase Money Note for the purpose of receiving payments of principal of, interest on, or other distributions with respect to such Purchase Money Note and on any other date for all other purposes whatsoever (whether or not such payments are overdue), and neither the Issuer, nor the Paying Agent, nor any agent of the Issuer or the Paying Agent shall be affected by notice to the contrary.

If an Event of Default shall have occurred and be continuing, the Notes Designee may declare all of the Purchase Money Notes (including without limitation this Purchase Money Note) to be immediately due and payable, by a notice in writing to the Issuer, and upon any such declaration the unpaid principal amount of, and all accrued and unpaid interest on, all of the Purchase Money Notes (including without limitation this Purchase Money Note), together with all other accrued and unpaid amounts in respect thereof through the date of acceleration, shall become immediately due and payable without the necessity of any presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Issuer; provided, however, that with respect to an Event of Default resulting from the occurrence of an Insolvency Event enumerated in any of clauses (i) through (vi), or clause (ix), of the definition thereof, the unpaid principal amount of, all accrued and unpaid interest on, and all such other amounts in respect of this Purchase Money Note shall automatically become immediately due and payable without further act of the Notes Designee or the Note Holder.

The Issuer shall pay to the Note Holder such additional amounts as shall be sufficient to pay the Note Holder’s actual and reasonable costs and expenses of collection, including without limitation Attorney Costs.

In addition to any rights and remedies of the Receiver provided by Law, the Receiver, as the Note Holder, is authorized at any time and from time to time, without prior notice to the Company or any other Grantor, any such notice being waived by the Company (on its own behalf and on behalf of the Company and each other Grantor) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, any other Debt at any time owing by, or any other amount at any time owing under the Purchase and Assumption Agreement or under the Shared-Loss Agreement by, the Receiver to or for the credit or the account of the respective Grantors and their Subsidiaries against any and all Secured Obligations owing to the Receiver hereunder or under any other PA Financing Transaction Document now or hereafter existing, irrespective of whether or not the Receiver shall have made a demand under this Purchase Money Note or any other PA Financing Transaction Document and although such Secured Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit, Debt or Purchase and Assumption Agreement or Shared-Loss Agreement obligation. The rights of the Receiver as Note Holder under this paragraph are in addition to other rights and remedies (including other rights of setoff) that it may have. The Receiver, as Note Holder, shall promptly give notice to the Company and the Paying Agent of any setoff pursuant to the immediately preceding sentence, including the date and amount thereof, provided that the Receiver shall have no liability for any failure to do so.

To the extent that any payment by or on behalf of the Issuer is made to the Note Holder, or the Note Holder exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Note Holder in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

No delay, omission or waiver on the part of the Note Holder or the Notes Designee in exercising any right pursuant to this Purchase Money Note shall operate as a waiver of such right or any other right of the Note Holder or the Notes Designee, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. Except as otherwise set forth herein, the rights and remedies of the Note Holder and the Notes Designee are cumulative and not exclusive of any rights or remedies that the Note Holder or the Notes Designee would otherwise have.

The Note Holder, by its acceptance hereof, hereby consents and agrees to the terms of the Custodial and Paying Agency Agreement and to the terms of Article X of the Security Agreement as if set forth herein.

The Issuer, by its issuance hereof, hereby consents and agrees to the terms of Articles IV and V of the Security Agreement as if set forth herein.

The Issuer’s obligations pursuant to this Purchase Money Note are absolute and unconditional and shall not be affected by any circumstance whatsoever, and the Issuer hereby agrees to make, or cause any Paying Agent to make, all payments pursuant to this Purchase Money Note in full and when due, whether in respect to principal, interest or any other amount owed by the Issuer pursuant to this Purchase Money Note, without notice, demand, counterclaim, setoff, deduction, defense, abatement, suspension, limitation, deferment, diminution, recoupment or other right that the Issuer may have against the Note Holder or any other Person, and free of any restriction or condition, and the Issuer hereby waives and agrees not to assert any defense (other than payment in accordance with the terms hereof), right of counterclaim, set off or recoupment, or other right which it may have against the Note Holder or any other Person.

All notices, requests, demands, and other communications required or permitted to be given or delivered under or by reason of the provisions of this Purchase Money Note shall be made in accordance with Article XVIII of the Custodial and Paying Agency Agreement.

In case any one or more of the provisions hereof should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

This Purchase Money Note shall bind the Issuer and the successors of the Issuer, and the term “Issuer” herein shall include the successors of the Issuer.

The terms of this Purchase Money Note may be amended from time to time only by the written agreement of the Company and the Notes Designee. Anything in this Purchase Money Note to the contrary notwithstanding, the Consent to Jurisdiction Provisions hereof inure to the benefit of, and are enforceable by (without limitation), the FDIC in its corporate capacity, and said Consent to Jurisdiction Provisions may not be modified or waived in relation to the FDIC (in any capacity) without the prior written consent of the FDIC in its corporate capacity.

Each of the Issuer and, by its acceptance hereof, the Note Holder, agrees and elects that, in accordance with Section 5-1401 of the General Obligations Law of State of New York, this Purchase Money Note is to be governed by and construed in accordance with the laws of the State of New York, excluding any conflict of laws rule or principle that might refer the governance or the construction of this Purchase Money Note to the law of another jurisdiction, and each of the Issuer and, by its acceptance hereof, the Note Holder unconditionally and irrevocably waives any claim to assert that either (1) the laws of any other jurisdiction govern this Purchase Money Note or (2) the provisions of this paragraph do not apply to any other PA Financing Transaction Document.

(a) Each of the Issuer and, by acceptance of this Purchase Money Note (with respect only to paragraphs (a)(iii) and (a)(iv) below, and then only if the Note Holder is not the FDIC (in any capacity)), the Note Holder, in each case for itself and its Affiliates, irrevocably and unconditionally:

(i) consents to the jurisdiction of the United States District Court for the Southern District of New York and to the jurisdiction of the United States District Court for the District of Columbia for any suit, action or proceeding against it commenced by the FDIC (in any capacity) arising out of, relating to, or in connection with this Purchase Money Note or any other PA Financing Transaction Document, and waives any right to:

(A) remove or transfer such suit, action or proceeding to any court or dispute-resolution forum other than the court in which the FDIC (in the capacity in which it is a party in such suit, action or proceeding) files the suit, action or proceeding without the consent of the FDIC (in the capacity in which it is a party in such suit, action or proceeding);

(B) assert that venue is improper in either the United States District Court for the Southern District of New York or the United States District Court for the District of Columbia; or

(C) assert that the United States District Court for the Southern District of New York or the United States District Court for the District of Columbia is an inconvenient forum.

(ii) consents to the jurisdiction of the Supreme Court of the State of New York for any suit, action or proceeding against it commenced by the FDIC (in any capacity) arising out of, relating to, or in connection with this Purchase Money Note or any other PA Financing Transaction Document, and waives any right to:

(A) remove or transfer such suit, action or proceeding to any other court or dispute-resolution forum, other than the courts identified in clause (a)(i) above, without the consent of the FDIC (in the capacity in which it is a party in such suit, action or proceeding);

(B) assert that venue is improper in the Supreme Court of the State of New York; or

(C) assert that the Supreme Court of the State of New York is an inconvenient forum.

(iii) agrees to bring any suit, action or proceeding by it against the FDIC (in any capacity) arising out of, relating to, or in connection with this Purchase Money Note or any other PA Financing Transaction Document exclusively in either the United States District Court for the Southern District of New York or the United States District Court for the District of Columbia, and waives any right to remove or transfer such suit, action or proceeding to any other court or dispute-resolution forum without the consent of the FDIC (in the capacity in which it is a party in such suit, action or proceeding), and agrees to consent thereafter to transfer of the suit, action or proceeding to either the United States District Court for the Southern District of New York or the United States District Court for the District of Columbia at the option of the FDIC (in the capacity in which it is a party in such suit, action or proceeding); and

(iv) agrees, if the United States District Court for the Southern District of New York and the United States District Court for the District of Columbia both lack jurisdiction to hear a suit, action or proceeding falling within paragraph (a)(iii) above, to bring that suit, action or proceeding exclusively in the Supreme Court of the State of New York, and waives any right to remove or transfer such suit, action or proceeding to any other court or dispute-resolution forum without the consent of the FDIC (in the capacity in which it is a party in such suit, action or proceeding).

(b) Each of the Issuer and, by acceptance of this Purchase Money Note (only if the Note Holder is not the FDIC (in any capacity)), the Note Holder, hereby irrevocably and unconditionally agrees that any final judgment entered against it in any suit, action or proceeding falling within paragraph (a) above may be enforced in any court of competent jurisdiction.

(c) Subject to the provisions of paragraph (d), each of the Issuer and, by acceptance of this Purchase Money Note (only if the Note Holder is not the FDIC (in any capacity)), the Note Holder, hereby irrevocably and unconditionally agrees that service of all writs, process and summonses in any suit, action or proceeding pursuant to paragraph (a) or paragraph (b) above may be effected by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at, with respect to the Issuer, its address for notices set forth in the Custodial and Paying Agency Agreement and, with respect to the Note Holder, the address on file with the Notes Registrar; provided, however, that nothing contained in this paragraph (c) shall affect the right of any party to serve process in any other manner permitted by Law.

(d) Nothing in paragraph (a), paragraph (b) or paragraph (c) above shall constitute consent to jurisdiction in any court by the FDIC (in any capacity), other than as expressly provided in paragraph (a)(iii) and paragraph (a)(iv) above, or in any way limit the right of the FDIC (in any capacity) to remove, transfer, seek to dismiss, or otherwise respond to any suit, action, or proceeding against it in any forum.

The preceding paragraphs (a), (b), (c) and (d) of this Purchase Money Note may be referred to herein collectively as the “Consent to Jurisdiction Provisions”.

EACH OF THE ISSUER AND, BY ITS ACCEPTANCE HEREOF, THE NOTE HOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS PURCHASE MONEY NOTE AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

This Purchase Money Note may be exchanged as set forth in the Custodial and Paying Agency Agreement.

If this Purchase Money Note is in the custody of the Paying Agent pursuant to the Custodial and Paying Agency Agreement, the Paying Agent shall, upon any payment in respect of the principal amount hereof, endorse this Purchase Money Note on Schedule A hereto to reflect such payment. The Custodial and Paying Agency Agreement further provides that the Paying Agent shall complete Schedule A of each Purchase Money Note issued upon transfer, exchange or replacement of any other Purchase Money Note(s) to set forth the amount of all payments of the Original Amount previously made on the old Purchase Money Note (or portion thereof) or Purchase Money Notes (or portions thereof) with respect to which such new Purchase Money Note is issued and the date to which interest on such old Purchase Money Note(s) has been paid.

Title to the Purchase Money Notes shall pass by registration in the Notes Register kept by the Notes Registrar, which initially shall be the Paying Agent.

Neither the Issuer nor the Note Holder will be charged for service charges in connection with the registration of transfer or exchange of this Purchase Money Note, but the Paying Agent may require the Issuer to pay a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

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IN WITNESS WHEREOF, the Issuer has caused this instrument to be signed, manually or by facsimile or other authorized electronic means, as of the date first shown above.

FIRST-CITIZENS BANK & TRUST COMPANY a North Carolina state-chartered bank

By:	/s/ Tom Eklund
Name:	Tom Eklund
Title:	Executive Vice President, Treasurer and Assistant Secretary

[Signature Page to Purchase Money Note]

SCHEDULE A

SCHEDULE OF REPAYMENTS AND INTEREST PAYMENTS

[Omitted.]